Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59281, 333-78317, 333-120393, 333-123424, 333-151964, 333-160359, 333-168466, 333-168467, 333-183353 and 333-188450) of L-3 Communications Holdings, Inc. and subsidiaries and in the Registration Statements on Form S-3 ASR (No. 333-188457) and Form S-8 (No. 333-184783), in each case, of L-3 Communications Corporation and subsidiaries of our report dated February 25, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
February 25, 2014